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Exhibit 10.12

2003 Leadership Bonus Plan

PLAN OVERVIEW

Washington Mutual's Leadership Bonus Plan provides eligible employees in Levels 1-8 the opportunity to earn an annual cash bonus based on performance. Target bonuses are set as a percentage of Earned Salary and vary by Level and job.

The plan year and performance measurement period is from January 1 through December 31. Washington Mutual must achieve a Return on Common Equity of at least 15% for any payouts to occur. No award under this plan is earned or paid until approved by Washington Mutual's Board of Directors.

PEFORMANCE METRICS AND WEIGHTS

The plan measures and rewards performance against established company-wide and individual performance metrics. In 2003, company performance is determined based on three metrics-corporate Earnings per Share (EPS), Compliance Index, and Customer Satisfaction Index. Customer Satisfaction is assessed based on internal and/or external customer surveys and is measured at the corporate, business segment, or department level, depending on Executive Committee member measurement strategies.

Each participant's target bonus is weighted as shown in the table below. Actual payouts may range from 0-150% of the target for each component.

Performance Metrics and weights by Level
Company-wide Performance Metrics

Level	Earnings Per Share	Compliance Index	Customer Satisfaction	Individual Performance
Executive Committee	70%	15%	15% (Corporate)	0%
4-5	40%	15%	15% (Segment or Department)	30%
6-8	30%	10%	10% (Segment or Department)	50%

For example, a Level 7 target bonus of $10,000 would be divided according to column (A) below; a payout example in columns (B) and (C) is also included.

Example Level 7 Metric Weighting and Payout

Performance Metric	(A) Target Bonus	(B) Example Performance	(C) Example Payout (A times B)
Earnings per Share (30%)	$3,000	105%	$3,150
Compliance Index (10%)	$1,000	110%	$1,100
Customer Satisfaction (10%)	$1,000	90%	$900
Individual Performance (50%)	$5,000	95%	$4,750
Total	$10,000		$9,900

COMPANY-WIDE PERFORMANCE TARGETS

Washington Mutual's Board of Directors established the following performance targets for 2003 company-wide metrics.

Earnings per Share

The Earnings per Share (EPS) metric is defined as net income divided by average number of common shares outstanding as publicly reported. The 2003 performance standards and payout range for this measure is:

CORPORATE EPS*	PAYOUT AS % OF TARGET BONUS
+ $0.30	150%
+ $0.25	140
+ $0.20	130
+ $0.15	120
+ $0.10	110
Board Target	100
-$0.10	90
-$0.20	80
-$0.30	70
-$0.40	60
-$0.50	50
-$0.51 or less	0
*
The EPS target will be held constant as long as the average of the federal funds interest rate is ±50 basis points from that assumed in the 2003 financial plan. The positive or negative impacts of interest rate changes outside of this range may result in an adjustment in the EPS target. The Director's Human Resource Committee must approve any adjustments in targets.

Compliance Index

The Compliance Index is composed of three compliance-related goals and measures. The overall payout will equal the arithmetic average of the percent payouts for the three measures. However, no payout will be made if the overall average falls below 75 percent.

COMPLIANCE GOAL	MEASURE	RESULT	PERCENT PAYOUT	COMMENTS
HMDA Data Quality	Key Column Error Rate	2.5% 3.0 3.5 4.0 4.5 5.0 >5.0	150 140 120 100 80 60 0	Measurement will be YTD through last available month in 2003. If any single line error rate for key column data exceeds 5%, maximum percent achievement is 100%
LMI Lending	WaMu LMI Borrower Penetration	22.7% 22.3 21.5 20.7 19.9 <19.9	150 140 120 100 80 0	Includes both originated and purchased/correspondent loans. Measurement will be the arithmetic average of the penetration rates for each of the first three quarters of 2003.
Compliance Exam	Compliance Exam Rating	1	150
		2+	125	Rating denotes leadership acknowledged in report.
	Note: Interpretation of measures will be by the Board of Directors.	2	100	Rating denotes significant progress and upgrade.
		3+	90	Rating denotes report recognizes significant progress, but finds upgrade premature.
		3	80	Rating denotes continuing problems or major new issues need to be addressed.
		3-	0	Rating denotes performance has deteriorated.
Overall Payout Equals:			Average of three scores above

Customer Satisfaction Index

The Customer Satisfaction Index is composed of internal and/or external customer satisfaction survey results. The Quality Services Management team will work with Executive Committee members to determine for their areas:

•
Where customer satisfaction is measured, either at the business segment level or department level, and

•
Weighting between internal customer satisfaction and external customer satisfaction. This may vary by business segment.

For 2003, the scale for measuring external survey results will be changed to mirror the internal survey scoring scale, as shown below:

COMBINED INTERNAL & EXTERNAL SURVEY RESULTS
(the weighting between internal and external results may vary by business segment)

Score	Payout
4.5 or above	150%
4.4	140%
4.3	130%
4.2	120%
4.1	110%
4.0	100%
3.9	90%
3.8	80%
3.7	70%
3.6	60%
3.5-3.0	50%
2.9 and below	50% if 20 basis point improvement

The Quality Services Management team collects and compiles all customer satisfaction survey results during the plan year. The QSM team calculates the final scores, weightings, and payout percentages in January for the prior year. Survey scores are rounded to the nearest tenth.

Individual Performance

Payouts for individual performance are based on an evaluation by the participant's manager. In determining a performance rating, managers should consider what is actually achieved (results) in addition to how results are achieved (leadership competencies). Performance goals should be set early in the year through a collaborative process between the participant and manager.

2003 Compliance Requirements

In 2003, participants with material impact on compliance results must have at least 25% of individual performance goals devoted to compliance related measures, tailored to fit the manager's job responsibilities. Copies of compliance goals should be forwarded to the division Business Unit Compliance Officer. More information about setting compliance goals may be found at the following link: http://home.wamu.net/corpHR/GoalSettingGuide.jsp.

EXAMPLE LEADERSHIP BONUS CALCULATION

Name:	Jane Smith
Level:	6
Earned Salary:	$100,000
Target Bonus %:	25%

PERFORMANCE RESULTS AND PAYOUT AS % OF TARGET AWARD

Company Goals	Goal Weight (A)	Results	Percent of Target Award Achieved (B)	Weighted Target Award Payout (A) X (B)
Earnings per Share	30%	+$0.10	110%	33%
Compliance Index	10%	See Below	103.3%	10.3%
Customer Satisfaction	10%	3.9	90%	9%
Individual Performance	50%	Meets Rating	95%	47.5%
Total	100%			99.8%

Compliance Index Payout Calculation

Compliance Index Measure	Results	Percent Payout
HMDA Data Quality	3.5	120%
LMI Lending	20.7	100%
Compliance Exam	3+	90%
Average:		103.3%

Bonus Payout Calculation

Target Bonus %	×	Earned Salary	×	Total Bonus Payout %	=	Bonus Payout
25%	×	$100,000	×	99.8%	=	$24,950

OTHER PLAN DETAILS

Eligibility—Employees as of December 31 of the plan year in jobs assigned to Levels 1-8 before October 1 of the plan year who do not participate in other cash incentive or bonus plans are eligible. Contract staff and temporary employees are not eligible for this plan.

Earned Salary—Earned Salary is the base salary actually received while eligible for the plan during the plan year. Earned Salary includes sick and vacation pay, but excludes allowances, disability pay, relocation, performance bonuses, sign-on bonuses, overrides, commissions, draws, or any other type of non-salary compensation. Earned Salary is used for the calculation of target awards, which are calculated by multiplying Earned Salary by target bonus percent.

New Hires—New employees may earn a bonus award based on their Earned Salary from date of hire as documented by Human Resources.

Mid-Year Job Changes—Employees newly meeting eligibility requirements mid-plan year may earn a bonus award based on Earned Salary from the date of the Human Resources documented job change.

Participants transferring to a position that is eligible for a different cash incentive or bonus plan during the plan year lose eligibility for this plan and may earn a bonus award based on Earned Salary up to the last day of eligibility.

Temporary Leave of Absence—Employees on a leave of absence may earn a bonus award based on their Earned Salary during the plan year. Awards are paid as designated below.

Prorated Target Bonus—Employees who have job or status changes during the plan year that impact their target bonus percent will have their target bonus amounts based on their business days in position according to the effective date of the Human Resources approved and documented change.

Separation—Employees who:

  •
  Voluntarily separate prior to the end of the plan year are not eligible for a payout.

  •
  Voluntarily separate after the end of the plan year are eligible for a payout under the normal terms and conditions of this plan. Awards are paid as designated below.

  •
  Involuntarily separate prior to the end of the plan year for performance or other reasons not specified below are not eligible for a payout.

  •
  Separate prior to the end of the plan year as a result of a reduction in work force are eligible to earn an award based on Earned Salary through the effective date of separation. At the discretion of the Company, special provisions for a workforce reduction may wholly or partly supercede this provision.

  •
  Separate prior to the end of the plan year due to death, permanent disability, or approved retirement are eligible to earn an award based on Earned Salary up to the last day of active employment. Awards are paid as designated below.

Performance Requirements—Bonuses are awarded at the discretion of Management and the Board of Directors. As such, employees with performance problems (as determined by their Manager), including but not limited to those rated "At Risk" or "Needs Development," or who engage in conduct that violates Washington Mutual's Code of Conduct, may be determined by Management to be ineligible for all or part of any potential bonus.

Payouts—Awards under this plan are earned on the date the Board approves the payouts and are targeted to be paid in the last paycheck in January following the plan year. Participants have no right or entitlement to bonuses until the amounts are earned on the Board's approval date. Plan payments are subject to all applicable taxes and withholdings in the year paid.

Deferral—Participants eligible for the Washington Mutual Deferred Compensation Plan may defer some or all of any bonus payout subject to the provisions of that plan. Contact the Employee Service Center and request Stock Administration for enrollment information.

At-Will Employment—Nothing in the Plan is intended to modify participants' at-will employment status. Employment at Washington Mutual is subject to the mutual consent of each employee and Washington Mutual, and either party may terminate employment at any time, for any reason, without cause or prior notice.

Not A Contract—The terms and provisions of this bonus plan are not intended to be a contract, are not contractually enforceable, and are not intended to promise specific treatment in specific circumstances. Rather, they are guidelines that Washington Mutual reserves the right to amend or terminate without prior notice, and to apply and interpret within its sole discretion.

Equal Employment Opportunity—This plan is administered and bonus compensation paid on an equal opportunity basis without regard to race, religion, sex, age, national origin, physical or mental disability, marital status, sexual orientation, or any other characteristic that is protected by applicable law.

Prohibition against Commissions—It is Washington Mutual policy that no officer or employee who has or exercises final authority with respect to any loan or investment shall receive any commission on such loan or investment. "Commission" is defined as compensation that varies in amount proportionately to the amount of such loan or investment. The purpose of this policy is to avoid creating incentives for such decision-makers to offer or approve imprudently large loans or investments.

Acknowledgement of Terms and Conditions—By participating in and accepting compensation under this plan, participants agree that if a dispute arises concerning the application or interpretation of the plan or any compensation paid under the plan, and if the dispute results in litigation or arbitration, the substantially prevailing party in any such arbitration or litigation shall be entitled to recover reasonable attorney's fees and costs.

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  Exhibit 10.12